Exhibit 4.2

                              TASTY BAKING COMPANY

                          1994 LONG TERM INCENTIVE PLAN


A.       PURPOSE

                  The Tasty Baking Company 1994 Long Term Incentive Plan (the "Plan") is intended to reward and provide incentives for key employees of Tasty Baking Company (the "Company") and its subsidiaries by providing them, by means of authorized stock awards, with an opportunity to acquire an equity interest in the Company, thereby increasing their personal interest in its continued success and progress. The Plan is also intended to aid the Company in attracting key personnel of exceptional ability.

B.       ADMINISTRATION

                  l. The Plan is to be administered by a Committee (the "Committee") of the Board of Directors. The Committee shall consist solely of two or more directors who are "disinterested persons" within the meaning of Regulation 16b-3 under Section 16 of the Securities Exchange Act of 1934, as such regulation may be amended from time to time. To the extent feasible, the members of the Committee shall also be "outside directors" as that term is defined in the Treasury Regulations under Section 162(m) of the Internal Revenue Code of 1986, as amended from time to time. The members of the Committee shall be appointed from time to time by the Board of Directors.

                  2. No member of the Committee shall be eligible to participate in the Plan.

                  3. The Committee shall have the power and authority to adopt, amend and rescind administrative guidelines, rules and regulations pertaining to the Plan and to interpret and rule on any questions respecting any provision of the Plan. The Committee shall have the authority to establish and administer performance based compensation goals for grants of certain non-statutory options and restricted stock hereunder and to certify that the performance goals are attained, in each case as described in the Treasury Regulations under Section 162(m) of the Internal Revenue Code of 1986, as amended from time to time.

                  4. Decisions of the Committee concerning the Plan shall be binding on the Company and on all Eligible Employees and Participants (as such terms are defined herein).

C.       ELIGIBILITY

                  l. Officers and other key employees of the Company or its subsidiaries who are designated Key Employees by the Committee (the "Eligible Employees") will be eligible for participation in the Plan.

                  2. No Director of the Company who is not also an employee of the Company is eligible to participate in the Plan.

D.       AUTHORIZED STOCK AWARDS

                  l. The awards authorized under the Plan are grants of options to purchase shares of the Company's common stock and/or grants of restricted stock.

                  2. Subject to the provisions of the Plan, the Committee is authorized and empowered to award to Eligible Employees in the Plan any one or more grants in such amounts and combinations and upon such terms and conditions as it shall determine.




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                  3. The term "Participant" as used herein shall mean and
         include Eligible Employees who are granted stock awards in accordance with this Plan.

E.       GRANTS OF STOCK OPTIONS

                  l. Stock options may be either (i) incentive stock options as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or (ii) non-statutory stock options or any combination thereof. The status of each grant as an incentive stock option or non-statutory stock option shall be clearly defined at time of grant; provided, however, that in the event the aggregate fair market value (determined as of the date(s) of grant) of the shares of common stock with respect to which incentive stock options become exercisable for the first time by a Participant exceeds $100,000 in any calendar year, the options with respect to the excess shares will be non-statutory stock options. No Eligible Employee may be granted under this Plan stock options to purchase in excess of 100,000 shares of Company common stock during the original term of this Plan.

                  2. The Committee shall have authority to grant to Eligible Employees options to purchase shares of common stock upon such terms and conditions as it shall establish, subject to the following restrictions and requirements:

                          (i) The option price per share of an incentive stock
                  option shall not be less than the fair market value of the shares at the date of grant. The option price of any option may be paid in shares of common stock of the Company, except that a share of stock acquired by exercise of an incentive stock option which has not been held for a requisite holding period (the "Holding Period") cannot be tendered as part of the option price. A share shall be deemed to have been held for the requisite Holding Period if held for two years from the date of the grant of the stock option to the Participant and for one year after the issuance of such share to the Participant. Notwithstanding the foregoing, with the consent of the Committee, the option price may be paid by withholding that number of shares subject to the option exercise whose aggregate fair market value at the date of exercise equals the option price; in addition, with the consent of the Committee, sufficient shares subject to the option exercise (valued at the fair market value thereof at such date) may also be withheld to pay any Federal, state or local tax due on account of the exercise of the option. Any shares of common stock tendered hereunder shall be valued at the fair market value on the day of exercise.

                          (ii) No incentive stock option shall be exercisable
                  after the expiration of ten years from the date of grant.

                          (iii) Notwithstanding the provisions of (i) and (ii)
                  above, no incentive stock option shall be granted to an individual who, immediately after the grant, would own more than l0% of the voting stock of the Company, a parent or a subsidiary, unless (a) the option price is at least 110% of the fair market value of the shares at the date of grant, and
                  (b) the option is not exercisable after the expiration of five years from the date of grant.

                          (iv) During the lifetime of a Participant, only such
                  Participant, or his guardian or legal representative, may exercise any option. In the event of termination of employment of a Participant holding one or more options for any reason other than death, the term of such options shall expire on a date not later than three months after termination.

                          (v) In the event of termination of employment due to
                  death of a Participant holding one or more options, the term of such options shall expire not later than the earlier of (a) twelve months from the date of termination, or (b) the expiration date set forth in the option.

                          (vi) No option granted hereunder shall be transferable
                  by the Participant other than by will or the laws of descent and distribution.



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                          (vii) A Participant or his guardian, legal
                  representative, heir or legatee, entitled to exercise an option may, subject to its terms and conditions and the terms and conditions of the Plan, exercise it in whole at any time or in part from time to time by delivery to the Company at its principal office in Philadelphia, Pennsylvania, of written notice of exercise, specifying the number of shares with respect to which the option is being exercised, accompanied by payment in full of the purchase price of the shares to be purchased at the time. No shares shall be issued until full payment therefor has been made, and the granting of an option shall give such Participant no rights as a shareholder except as to shares actually issued to him.

                          (viii) The Plan is intended to provide common stock
                  for investment and not for resale. A Participant granted an option under this Plan agrees to give prompt written notice to the Company of the disposition of any shares within either two years from the date of grant of the option or one year after the issuance of any shares to such Participant. The notice shall show the number of shares disposed of. As used herein the term "disposition" has the meaning ascribed to it by
                  Section 424(c) of the Code and includes any sale, exchange, gift or transfer of legal title of the stock.

F.       GRANTS OF RESTRICTED STOCK

                  1. The Committee shall have authority to grant to Eligible Employees awards of shares of common stock of the Company as a compensation for services rendered to the Company, upon such terms and conditions as it shall establish, but subject, nevertheless, to the following restrictions (herein "Restricted Stock"):

                          (i) If a Participant's employment with the Company is
                  terminated prior to the expiration of 5 years from the date of grant by reason of discharge, release in the best interests of the Company, voluntary quit or retirement without the approval of the Company, the shares of Restricted Stock issued in the name of such Participant pursuant to such grant shall be forfeited and cancelled forthwith.

                          (ii) If at any time before Restricted Stock granted
                  hereunder becomes nonforfeitable, a Participant shall directly or indirectly, voluntarily or involuntarily transfer such Restricted Stock whether by sale, assignment, gift, court order, operation of law, equitable or other distribution after divorce, separation, bankruptcy, insolvency proceedings, or otherwise, any such shares of Restricted Stock issued in the name of such Participant under the Plan shall be forfeited and cancelled forthwith.

                          (iii) Upon the expiration of 5 years from the date of
                  grant, or upon the retirement of a Participant with the approval of the Company, if earlier, all shares of Restricted Stock awarded to such Participant shall become nonforfeitable.

                          (iv) If a Participant dies while in the employ of the
                  Company, all shares of Restricted Stock awarded to such participant shall become nonforfeitable and shall be delivered to the beneficiary designated by such Participant pursuant to such rules and regulations as may be established by the Committee.

                          (v) Subject to the foregoing restrictions, a
                  Participant shall have all of the rights and be entitled to all of the benefits of ownership of Restricted Stock granted hereunder.

G.       SHARES AUTHORIZED UNDER THE PLAN

                  1. The number of shares of common stock authorized to be issued pursuant to grant of stock options or restricted stock under the Plan shall not exceed 5% of the issued and outstanding common stock of the Company; provided, however, that the total number of shares which may be the subject of incentive stock options shall not exceed 250,000.


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                  2. All common stock covered by options granted under the Plan which expire, shall thereupon be available for awards to Eligible Employees.

                  3. No fractional shares of common stock shall be issued pursuant to the Plan.

                  4. Common stock may be issued from authorized and unissued shares or out of shares held in the Company's treasury, or both.

H.       ANTIDILUTION PROVISIONS

                  Except as otherwise provided herein, the following provisions shall apply to all common stock authorized for issuance, including shares of restricted stock, under the Plan:

                           (i) In the event of a stock dividend, stock split, or
                  other subdivision or combination of the common stock, the number of shares of common stock authorized under the Plan will be adjusted proportionately. Similarly, in any such event there will be a proportionate adjustment in the number of shares of common stock subject to unexercised stock options.

                           (ii) In the event that the outstanding shares of
                  common stock are changed or converted into, or exchanged or exchangeable for, a different number or kind of shares or other securities of the Company or of another corporation by reason of a reorganization, merger, consolidation, division, reclassification or combination, appropriate adjustment shall be made in the number of shares and kind of common stock for which options may be or may have been granted under the Plan and shares of restricted stock granted under the Plan, to the end that the proportionate interests of Participants shall be maintained as before the occurrence of such event, provided, however, that in the event of any contemplated transaction which may constitute a change in control of the Company, the Committee may modify any and all outstanding options, so as to accelerate, as a consequence of or in connection with such transaction, the vesting of a Participant's right to exercise any such option or to terminate the forfeiture provisions of any restricted stock granted under the Plan.

I.       AMENDMENTS

                  All amendments to the Plan shall be in writing and shall be effective when approved by the Board of Directors, provided, however, that no amendment shall be made to modify the requirements for eligibility for participation in the Plan, to increase materially either the benefits accruing to participants under the Plan or the number of shares which may be issued under the Plan, or to continue the Plan in effect beyond the time established in paragraph J.2 without the prior approval of the shareholders of the Company.

J.       OTHER PROVISIONS

                  1.       The Plan became effective on December 16, 1994.

                  2. The Plan shall remain in effect until all shares issuable upon the exercise of options granted under the Plan have been satisfied by the issuance of common stock or terminated under the terms of the Plan, provided that no incentive stock options under the Plan may be awarded on or after December 15, 2004.

                  3. Notwithstanding the provisions of paragraph J.2, the Board of Directors may terminate the Plan at any time, but no such action by the Board of Directors shall adversely affect the rights of Participants under the Plan with respect to outstanding awards.

                  4. The options and common stock issued pursuant to the Plan shall be deemed restricted securities as defined by Rule 144 unless and until all appropriate listing, registration and qualification requirements have been met, free of any conditions unacceptable to the Board of Directors, or other action has been taken to comply with the



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         Securities Act of 1933 and other pertinent laws and regulations. In the absence of an effective registration statement relating to the issuance of such shares under the Securities Act of 1933, the Company's obligation to issue shares under the Plan shall be subject to the Company being satisfied that the shares being issued are being acquired for investment and not with a view to the distribution thereof.

                  5. Whenever common stock is to be issued or delivered pursuant to options and/or restricted stock granted hereunder, the Company shall have the right to require the Participant to remit an amount sufficient to satisfy any applicable Federal, state and local withholding taxes prior to delivery of any certificate for such shares.

                  6. The award of a grant of stock options and/or restricted stock shall not be construed as giving a Participant the right to be retained in the employ of the Company or a subsidiary of the Company. The Company or a subsidiary may at any time dismiss a Participant from employment for any reason without regard to the effect such dismissal will have on his rights under the Plan and any such Participant shall have no claim under the Plan except as may be expressly provided therein.















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